EXHIBIT 99

                         CALCULATION OF REGISTRATION FEE
                              PURSUANT TO RULE 457(h)

                    Proposed Maximum Aggregate Offering Price

              $ 3.375    x       20,000      =         $ 67,500

              $ 3.25     x       60,000      =          195,000

              $ 3.75     x       10,000      =           37,500

              $ 3.50     x        5,000      =           17,500

              $ 2.875    x       20,000      =           57,500

              $ 2.875    x       10,000      =           28,750
                                -------                 -------
                                125,000

              Maximum Aggregate Offering Price         $403,750
                                                       --------
                         1/29th of 1%                  x 1/2900
                                                       --------

              Registration Fee                         $139.22
                                                       =======


              Proposed Maximum Offering Price
                 Per Share

              $403,750  divided by  125,000 shares  =  $3.23 per share


                          CALCULATION OF REGISTRATION FEE
                              PURUSANT TO RULE 457(c)


     Maximum Aggregate Offering Price

     [Average of the high and low prices on The Nasdaq Stock Market's National Market on December 18, 1995] $2.875 x 375,000 shares = $1,078,125

     Registration Fee       -1/29 of 1%

     1/2900  x  $1,078,125  =   $371.77

     Proposed Maximum Offering Price Per Share

     $1,078,125  divided by  375,000 shares  =  $2.875 per share